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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


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                                    FORM S-8



                             REGISTRATION STATEMENT


                                     UNDER


                           THE SECURITIES ACT OF 1933



                      INTERNATIONAL MERCANTILE CORPORATION
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)




EXHIBITS
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INTERNATIONAL MERCANTILE CORPORATION GROUP COMPENSATION PLAN


    THIS AGREEMENT is made this 6st day of August, 1996.

Section 1.       Purpose

         The Compensation Plan (hereinafter referred to as the "Plan") is intended to promote the best interest of International Mercantile Corporation, Inc. a Missouri corporation (the "Company") and its stockholders by providing a means of non-cash remuneration to consultants, and services providers who contribute to the operating progress and earning power of the Company.

Section 2.       Definitions

         The following definitions shall be applicable to the terms used in the
Plan:

         2.1 "Code" means the Internal Revenue Code of 1986, as presently in effect or as hereunder amended.

         2.2 "Committee" means a committee of two (2) Directors (none of whom is an Eligible Participant) appointed by the Board of Directors to implement, interpret and administer the Plan, subject at all times to the approval of the entire Board of Directors unless and to the extent that the Committee is composed of all of the persons then comprising the Board of Directors of the Company. The Board of Directors, in its sole discretion, may at any time remove any member of the Committee and appoint another Director (who may or may not be an Eligible Participant to fill any vacancy on the Committee or may act itself as the Committee.

         2.3 "Company"means International Mercantile Corporation, a Mo. corporation.

         2.4 "Eligible Participant" or "Participant" means any consultant or service provider of the Company who is determined (in accordance with the provisions of Section 4 hereof, provided however that no provider was or is an employee of the company), to be eligible to receive stock hereunder.

         2.5 "Plan" means this International Mercantile Corporation Compensation Plan.

         2.6 "Registered Stock" means shares of common stock, no par value, of the Company which are, upon issuance, freely tradable by virtue of having been registered with the Securities and Exchange Commission under cover of Form S-8, or another appropriate registration statement, and which shares have been issued subject to the "blue sky" provisions of any appropriate state





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jurisdiction.  Special resale restrictions may, however, apply to officers, directors, control shareholders and affiliates of the Company and such individuals or entities will be required to obtain an opinion of counsel as regards their ability to resell shares received pursuant to this Plan.

         2.7 "Restricted Stock" means shares of common stock, no par value, of the Company issuable directly under the Plan which are, upon issuance, subject to the restrictions set forth in Section 10 hereof.

Wherever appropriate, words used in the Plan in the singular may mean that plural, the plural may mean the singular, and the masculine may mean the feminine or neuter.

Section 3.       Adoption and Administration of the Plan

         Upon the adoption by the Company's Board of Directors, the Plan shall become effective immediately. In the absence of contrary action by the Board of Directors, and expect for action taken by the Committee pursuant to Section 4 in connection with the determination of Eligible Participants, any action taken by the Committee or by the board of Directors with respect to the implementation, interpretation or administration of the Plan shall be final, conclusive and binding.

Section 4.       Eligibility and Awards

         The Committee shall determine, as soon as practicable after the effective date of the Plan, and at any time and from time to time thereafter:
(I) the Eligible Participants; (ii) the number of shares of Stock issuable directly or to be granted pursuant to the Plan which an Eligible Participant may exercise; (iii) the price at which each grant may be exercised, or the price per share in cash, or cancellation of fees or other payment for which the Company is liable if a direct issue of stock; and (iv) the terms on which each grant may be granted. Such determination, as may from time to time be amended or altered at the sole discretion of the Committee, shall be set forth on Exhibit A to this Plan, attached hereto. Notwithstanding the provisions of
Section 3 hereof, no such determination by the Committee shall be final conclusive and binding upon the Company unless and until the Board of Directors has approved the same; provided, however, that if the Committee is composed of all the person then comprising the Board of Directors of the Company, such approval by the Board of Directors shall not be necessary.

Section 5.       Issuance of Stock

         Subject to the terms and provisions of this Plan, the terms and conditions under which the issuance of Registered Stock or Restricted Stock may be granted to an Eligible Participant shall be set forth in a written agreement (i.e., a Consulting Agreement, Services Agreement, Fee Agreement, or Employment Agreement) and the grant of such Registered Stock or Restricted Stock hereunder shall be made a part hereof and containing such modifications thereto and such other provisions as the Committee, in its sole discretion, may determine. Notwithstanding the foregoing provisions of





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this Section 5, each Grant of any Registered Stock or Restricted Stock shall incorporate the provisions of this Plan by reference.

Section 6.       Total Number of Shares of Stock

         The total number of shares of Stock reserved for issuance by the Company directly under this Plan shall not, initially be more than Eight Hundred Thousand (800,000). The total number of shares of Stock reserved for such issuance may be increased only by a resolution adopted by the Board of Directors and an amendment of the Plan. Such Stock may be authorized and unissued or reacquired common stock of the Company.

Section 7.       Purchase of Shares of Stock.

                 7.1 As soon as practicable after the determination by the Committee and approval by the Board of Directors (if necessary, pursuant to Section 4 hereof) of the Eligible Participants and the number of shares an Eligible Participant and be issued directly, the Committee shall give notice (written or oral) thereof to each Eligible Participant, which notice be accompanied by the issuance, to be acknowledged by such Eligible Participant. Upon receipt of said acknowledge by the Company, the Company will forward instructions to the Company's transfer agent to issue Stock to such Eligible Participant.

                 7.2 The negotiated cost basis of stock issued directly to purchase shares pursuant to paragraph 71. Shall be as determined by the Committee, it being understood that the price so determined by the Committee may vary from one Eligible Participant to another. In computing the negotiated direct issue price of a share of Stock, the Committee shall take into consideration, among other factors, the restrictions set forth in Section 10 hereof.

Section 8.       Payment upon Direct Issuance

         The Committee shall determine the terms of the direct issue price for payment by each Participant for his shares of Stock granted thereunder. Such terms shall be set forth or referred to in the Board Resolution authorizing issuance. The terms so set by the Committee may vary from one Participant to another.

Section 9.       Delivery of Shares of Registered Stock Upon Exercise

         The Company shall deliver to or on behalf of each Participant such number of shares of Registered Stock as such Participant elects to purchases upon direct issuance. Such shares, which shall be fully paid and nonassessable upon the issuance thereof, shall be represented by a certificates registered in the name of the Participant and stamped with an appropriate legend referring to the restriction thereon, if such stock is to be restricted. Subject to the terms and provisions of the Missouri Business Corporation Act, an Eligible Participant shall have all the rights of a stockholder





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with respect to such shares, including the right to vote the shares and to receive all dividend or other distributions paid or made with respect thereto, provided that such shares shall be subject to the restrictions hereinafter set forth. In the event of a merger or consolidation to which the Company is a party, or of any other acquisition of a majority of the issued and outstanding shares of common stock of an acquiring corporation for common stock of the Company, or of any transfer of all or substantially all of the assets of the Company in exchange for stock of any acquiring corporation, a determination as to whether the stock of the acquiring corporation so received shall be subject to the restrictions set forth in Section 10 shall be made solely by the acquiring corporation.

Section 10.      Restrictions On Shares Of Stock Issued Upon Direct Issuance

         10.1 The shares of Stock issued directly shall not be sold, exchanged, assigned, transferred or permitted to be transferred, whether voluntarily, involuntarily or by operation of law, delivered, encumbered, discounted, pledged, hypothecated or otherwise disposed of unless the shares underlying the direct issuance have been registered with the Securities and Exchange Commission ("SEC") pursuant to a registration statement on Form S-8, or such other forms as may be appropriate, or an Opinion of Counsel, satisfactory to the Company, is received, which opinion established that an exemption from the registration provisions of the Securities Act of 1933, as amended the "33 Act") is available.

         10.2 The direct issuance of stock hereunder, to any Eligible Participant may be subject in the sole discretion of the Committee, to other and further restrictions on transferability, which may provide, among other restrictions, that such shares may not be sold, exchanged, assigned, transferred or permitted to be transferred, whether voluntarily, involuntarily or by operation of law, delivered, encumbered, discount, pledged, hypothecated or otherwise disposed of for a period of six (6) months from effective date of such other period as may be determined by the Committee.

Section 11.      Plan Binding Upon Assigns of Transferees

         In the event that, at any time or from time to time, any shares to Stock are sold, exchanged, assigned or transferred to any party (other than the Company) pursuant to the provisions of Section 10 hereof, such party shall take such shares to Stock pursuant to all provisions and conditions of this Plan, and, as a condition precedent to the transfer of such shares of Stock, such party shall agree (for and on behalf of himself or itself, his or its legal representatives and his or its transferees and assigns) in writing to be bound by all provisions of this Plan.

Section 12.      Costs and Expenses

         All costs and expenses with respect to the adoption, implementation, interpretations and administration of the Plan shall be borne by the Company.





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Section 13.      No Prior Right of Award

         Nothing in the Plan shall be deemed to give any officer or employee of the Company, or his legal representatives or assigns, or any other person or entity claiming under or through him, any contract or other right to participate in the benefits of this Plan. Nothing in the Plan shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ any individual (whether or not a Participant). The Plan shall not affect in any way the right of the Company to terminate the employment or contract of any individual (whether or not a participant) at any time.

Section 14.       Changes in Capital Structure Of The Company

         Unless otherwise agreed to by the Company in writing or unless otherwise required by law, the shares of Stock issued directly under the Plan and which are held by an Eligible Participant, or is successor in interest, shall be adjusted in any manner for (I) a subdivision or combination of any of the shares of capital stock of the Company; (ii) a dividend payable in shares of capital stock of the Company; (iii) a reclassification of any shares of capital stock of the Company; or (iv) any other change in the capital structure of the Company.

Section 15.      Amendment or Termination of The Plan

         The Plan may be amended or terminated whole or in part by the Board of Directors of the Company (in its sole discretion), but no such action shall adversely affect or alter any right or obligation with respect to any reward therefore made.

Section 16.      Burden and Benefit

         The terms and provisions of this Plan shall be binding upon, and shall inure to the benefit of, each Participant, his executives or administrations, heirs, and personal and legal representatives.

                                  International Mercantile Corporation

                                  By:
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ATTEST

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Assistant Secretary





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